EXHIBIT 5.1

[ORRICK, HERRINGTON & SUTCLIFFE LLP LETTERHEAD]

February 14, 2003

Onyx Software Corporation

1100-112th Avenue NE, Suite 100

Bellevue, Washington 98004

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed sale of up to 795,000 shares (the “Shares”) of common stock of Onyx Software Corporation (the “Company”), $.01 par value per share, by a selling shareholder issuable upon exercise of common stock purchase warrants (the “Warrants”), pursuant to a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

We have examined the Registration Statement and such instruments, documents, certificates and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on the foregoing, we are of the opinion that upon payment of the exercise price for and delivery of the Shares in accordance with the Warrants and the countersigning of certificates representing the Shares by a duly authorized signatory of the registrar for the common stock of the Company, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as originally filed or as subsequently amended or supplemented, and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    ORRICK, HERRINGTON & SUTCLIFFE LLP